CONTINENTAL AIRLINES ANNOUNCES PRICING OF
PUBLIC EQUITY OFFERING
     HOUSTON, Aug. 6, 2009 — Continental Airlines, Inc. (NYSE: CAL) today announced the pricing of a public offering of 14.4 million shares of its Class B Common Stock. Continental expects the issuance and delivery of the shares to occur on August 12, 2009.
     Goldman, Sachs & Co. is acting as sole underwriter for the offering. A copy of the prospectus for the offering can be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Prospectus Department (212-902-1171). These documents will also be filed with the Securities and Exchange Commission and will be available at the SEC’s Web site at http://www.sec.gov.
     The shares will be issued pursuant to a shelf registration statement that was previously filed. This press release shall not constitute an offer to sell or a solicitation of an offer to buy shares of Continental common stock. An offering of shares of Continental common stock will be made only by means of a prospectus. The prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     Statements in this press release contain “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of
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1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Continental’s filings with the SEC for certain other factors that may affect forward-looking information.
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